Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2017

MANCHESTER, CT - August 1, 2017 - LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter ended June 30, 2017.

HIGHLIGHTS - Q2 2017 vs. Q2 2016

GAAP Financials

•	Net sales of $174.9 million, up 27.4% from $137.2 million

•	Technical Nonwovens' acquisitions contributed $33.0 million, or 24.0%

•	Gross margin of 24.7%, down 150 basis points

•	Operating margin of 11.3%, flat with Q2 2016

•	Includes 50 basis points of incremental intangibles amortization from acquisitions

•	Earnings per share ("EPS") of $0.76, up 20.6%, from $0.63

Non-GAAP Financial Measures*

•	Organic sales growth of 6.4%

•	Adjusted gross margin of 25.1%, down 110 basis points

•	Adjusted operating margin of 11.8%, down 60 basis points

•	Adjusted EPS of $0.80, up 14.3%, from adjusted $0.70 per share

•	Adjusted EBITDA margin of 15.1%, down 80 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “Lydall delivered nearly 30% sales growth in the quarter, including organic sales growth of 6.4%, and more than 14% adjusted EPS growth. Organic growth was primarily driven by improved volumes in the Technical Nonwovens segment at 26.7% and the Thermal/Acoustical Fibers segment at 9.4%. Adjusted gross margin in the quarter declined by 110 basis points primarily as a result of unfavorable mix from the Technical Nonwovens segment, including the rebound of lower margin sales into energy related markets. In the Performance Materials segment, lower gross margin was principally due to a change in product mix. While Thermal/Acoustical Fibers leveraged volume gains to also deliver incremental margin improvement, this was offset by continuing operational issues in Thermal/Acoustical Metals. We are very encouraged by sustainable improvements made in our Metals' North American operations, but are continuing to work through execution inefficiencies in Europe. We remain confident that we are taking actions to drive the necessary improvements in this business in order to realize the benefit of the favorable mix shift and growth that we have secured commercially.

“On balance I’m pleased with our performance during the quarter, and the integration of the acquisitions are meeting our expectations."

Q2 2017 Results

Net sales increased by $37.6 million, or 27.4%, to $174.9 million, compared to $137.2 million in the second quarter of 2016. The Technical Nonwovens ("TNW") segment reported increased net sales of $39.3 million, including $33.0 million from acquisitions. TNW’s organic growth was 26.7%, which was driven by strong advanced materials sales and improving filtration demand in domestic and Asia power generation markets. In the Company's automotive segments, organic growth was 9.4% in the Thermal/Acoustical Fibers ("T/A Fibers") segment, as the business continued to benefit from strong demand on its platforms, and 0.8% in the Thermal/Acoustical Metals ("T/A Metals") segment, as increased sales volume in Asia and Europe, were partially offset by softness on select domestic platforms. Partially offsetting the sales growth seen in all other segments, was a decline in organic sales of 1.4% in the Performance Materials ("PM") segment, principally due to product termination buys in the second quarter of 2016. Foreign currency translation had an unfavorable impact on consolidated net sales of $2.1 million, or 1.5%, in the second quarter of 2017.

Gross margin was 24.7%, down 150 basis points, driven principally by the TNW and PM segments. Adjusted gross margin was 25.1%, excluding TNW inventory step-up and restructuring expenses, down 110 basis points from the prior year. The TNW segment negatively impacted consolidated gross margin by approximately 100 basis points, primarily related to mix, as well as approximately 40 basis points driven by inventory step-up from acquisitions and restructuring expenses. The PM segment negatively impacted consolidated gross margin primarily due to mix, including the absence of higher margin product termination buys that occurred in the second quarter of 2016. While the T/A Fibers segment favorably impacted consolidated gross margin primarily on favorable product mix and fixed costs absorption, the T/A Metals segment partially offset this improvement with a marginal decline in gross margin, primarily related to operating inefficiencies in Europe.

Operating margin was 11.3%, flat with the second quarter of 2016. Lower gross margin was offset by lower selling, product development and administrative expenses of 150 basis points. The second quarter of 2017 included incremental intangibles amortization of $0.9 million, which negatively impacted operating margin by 50 basis points. Operating margin in the second quarter of 2016 included $1.5 million of acquisition-related expenses, reducing operating margin by 110 basis points. Adjusted operating margin was 11.8%, excluding inventory step-up and restructuring expenses, compared to 12.4% in the second quarter of 2016. Excluding the impact of 50 basis points of incremental intangibles amortization, performance was essentially flat with the second quarter of 2016.

The Company's effective tax rate was 28.7% compared to 32.0% in the second quarter of 2016. The effective tax rate in the second quarter of 2017 was positively impacted by a favorable mix of income in lower taxed jurisdictions.

Net income was $13.1 million, or $0.76 per diluted share, compared to $10.8 million, or $0.63 per diluted share in the second quarter of 2016. Earnings per share in the second quarter of 2017 was negatively impacted by foreign currency revaluation, included in other expense, of $0.03 per share, or a change of $0.05 per share compared to the second quarter of 2016 which included $0.02 earnings per share of income from foreign currency revaluation. Adjusted earnings per share increased 14.3% to $0.80, compared to $0.70 per share in the second quarter of 2016.

Liquidity

Cash flows from operations in the first six months of 2017 were $27.8 million compared with $33.4 million in the first six months of 2016, with this reduction driven by increases in working capital, including greater tooling inventory in advance of new product launches together with timing of pension plan contributions and tax payments. Cash was $63.5 million at June 30, 2017, net of $20.0 million paid down on the Company’s domestic credit facility during 2017, leaving availability of $64.6 million on the facility.

Outlook

Mr. Barnhart concluded, “Looking forward to the third quarter of 2017, demand is generally stable in our markets across all segments, and we expect to deliver marginal organic growth. From a gross margin perspective, mix, including increased low margin tooling sales in advance of new automotive platform launches later in 2017, and select commodity pricing pressures in our Thermal/Acoustical Metals segment are expected to reduce the Company's gross margin. We continue to actively implement productivity initiatives and the corrective actions needed to realize further operating improvement in the Thermal/Acoustical Metals segment. Lastly, we remain on track with integrating the Texel and Gutsche businesses, and are now moving into the execution phase of the previously disclosed restructuring plan that is expected to reduce operating costs and increase efficiency, in total delivering $5.0 million of run-rate profit improvement by 2019 and important enhancements to the Company’s flexibility and competitive position."

Conference Call

Lydall will host a conference call on August 2, 2017, at 10:00 a.m. Eastern Time to discuss results for its second quarter ended June 30, 2017 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on August 2, 2017 through 11:59 p.m. Eastern Time, August 9, 2017 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10110550. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel and Gutsche acquisitions, including execution of restructuring programs, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2016.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$174,879	$137,235	$340,366	$266,935
Cost of sales	131,626	101,245	256,689	198,568
Gross profit	43,253	35,990	83,677	68,367

Selling, product development and administrative expenses	23,409	20,468	48,878	39,166
Operating income	19,844	15,522	34,799	29,201

Interest expense	795	110	1,401	254
Other expense (income), net	599	(499)	739	(666)
Income before income taxes	18,450	15,911	32,659	29,613

Income tax expense	5,303	5,098	7,797	9,631
Loss from equity method investment	22	—	$68	$—
Net income	$13,125	$10,813	24,794	19,982

Earnings per share:
Basic	$0.77	$0.64	$1.46	$1.19
Diluted	$0.76	$0.63	$1.44	$1.17

Weighted average number of common shares outstanding	17,044	16,864	17,014	16,844
Weighted average number of common shares and equivalents outstanding	17,262	17,074	17,272	17,036

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales

Performance Materials Segment	$29,301	$29,966	$58,052	$56,349
Technical Nonwovens Segment (1)	67,098	27,840	126,016	59,047
Thermal/Acoustical Metals Segment	43,385	45,245	87,665	87,242
Thermal/Acoustical Fibers Segment	43,499	40,168	84,871	76,029
Eliminations and Other (1)	(8,404)	(5,984)	(16,238)	(11,732)
Consolidated Net Sales	$174,879	$137,235	$340,366	$266,935

Operating Income

Performance Materials Segment	$3,864	$4,681	$5,453	$6,819
Technical Nonwovens Segment	6,535	3,219	11,203	7,145
Thermal/Acoustical Metals Segment	3,174	4,082	5,617	7,639
Thermal/Acoustical Fibers Segment	12,157	10,630	24,446	20,954
Corporate Office Expenses	(5,886)	(7,090)	(11,920)	(13,356)
Consolidated Operating Income	$19,844	$15,522	$34,799	$29,201

(1)
Included in the Technical Nonwovens segment and Eliminations and Other is $6.8 million and $4.6 million in intercompany sales to the T/A Fibers segment for the quarters ended June 30, 2017 and 2016, respectively, and $13.1 million and $9.1 million for the six months ended June 30, 2017 and 2016, respectively.

Financial Position
In thousands except ratio data
(Unaudited)
	June 30, 2017	December 31, 2016

Cash and cash equivalents	$63,542	$71,934
Working capital	$175,922	$165,162
Total debt	$107,298	$128,775
Stockholders' equity	$313,166	$273,456
Total capitalization	$420,464	$402,231
Total debt to total capitalization	25.5%	32.0%

Cash Flows
In thousands	Quarter Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2017	2016	2017	2016

Net cash provided by operating activities	$15,437	$20,624	$27,795	$33,407
Net cash used for investing activities	$(5,861)	$(5,933)	$(15,421)	$(15,549)
Net cash used for financing activities	$(10,941)	$(66)	$(23,750)	$(10,603)
Depreciation and amortization	$6,261	$4,302	$12,778	$8,634
Capital expenditures	$(5,508)	$(5,933)	$(15,068)	$(15,549)

Common Stock Data
	Quarter Ended June 30,
	2017	2016

High	$60.00	$40.22
Low	$47.60	$32.01
Close	$51.70	$38.56

During the second quarter of 2017, 5,518,269 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$174,879	$137,235	$340,366	$266,935

Gross Profit, as reported	$43,253	$35,990	$83,677	$68,367
Inventory step-up purchase accounting adjustments	543	—	1,025	—
Severance expenses	—	—	459	—
Restructuring expenses	74	—	74	—
Gross Profit, adjusted	$43,870	$35,990	$85,235	$68,367

Gross Margin, as reported	24.7%	26.2%	24.6%	25.6%
Gross Margin, adjusted	25.1%	26.2%	25.0%	25.6%

Operating income, as reported	$19,844	$15,522	$34,799	$29,201
Strategic initiatives expenses	—	1,547	160	2,108
Inventory step-up purchase accounting adjustments	543	—	1,025	—
Severance expenses	—	—	1,006	—
Restructuring expenses	293	—	293	—
Operating income, adjusted	$20,680	$17,069	$37,283	$31,309

Operating margin, as reported	11.3%	11.3%	10.2%	10.9%
Operating margin, adjusted	11.8%	12.4%	11.0%	11.7%

Diluted earnings per share, reported	$0.76	$0.63	$1.44	$1.17
Strategic initiatives expenses	$—	$0.09	$0.01	$0.12
Inventory step-up purchase accounting adjustments	$0.03	$—	$0.06	$—
Severance expenses	$—	$—	$0.06	$—
Restructuring expenses	$0.02	$—	$0.02	$—
Tax effect of above adjustments	$(0.01)	$(0.02)	$(0.05)	$(0.03)
Diluted earnings per share, adjusted	$0.80	$0.70	$1.54	$1.26

This press release reports adjusted results for the quarters and six months ended June 30, 2017 and 2016, which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment, severance expenses for reductions in force in the Thermal/Acoustical Metals and Technical Nonwovens segments and restructuring expenses in the Technical Nonwovens segment.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended June 30,
	2017	% of sales	2016	% of sales

Net income	$13,125		$10,813
Interest expense	795		110
Income tax expense	5,303		5,098
Depreciation and amortization	6,261		4,302
EBITDA	$25,484	14.6%	$20,323	14.8%

Strategic initiatives expenses	—		1,547
Inventory step-up purchase accounting adjustments	543		—
Restructuring expenses	293		—
EBITDA, adjusted	$26,320	15.1%	$21,870	15.9%

	For the Six Months Ended June 30,
	2017	% of sales	2016	% of sales

Net income	$24,794		$19,982
Interest expense	1,401		254
Income tax expense	7,797		9,631
Depreciation and amortization	12,778		8,634
EBITDA	$46,770	13.7%	$38,501	14.4%

Strategic initiatives expenses	160		2,108
Inventory step-up purchase accounting adjustments	1,025		—
Severance expenses	1,006		—
Restructuring expenses	293		—
EBITDA, adjusted	$49,254	14.5%	$40,609	15.2%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters and six months ended June 30, 2017 and 2016 and adjusted EBITDA which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical-Nonwovens segment, severance expenses for reductions in force in the Thermal/Acoustical Metals and Technical Nonwovens segments and restructuring expenses in the Technical Nonwovens segment.

Organic Sales
(Unaudited)

	Quarter Ended June 30, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	(2.2)%	141.0%	(4.1)%	8.3%	27.4%
Acquisitions	—%	118.5%	—%	—%	24.0%
Change in tooling sales	—%	—%	(3.5)%	(1.1)%	(1.5)%
Foreign currency translation	(0.8)%	(4.2)%	(1.4)%	—%	(1.5)%
Organic sales growth	(1.4)%	26.7%	0.8%	9.4%	6.4%

	Six Months Ended June 30, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	3.0%	113.4%	0.5%	11.6%	27.5%
Acquisitions	—%	100.2%	—%	—%	22.2%
Change in tooling sales	—%	—%	(4.8)%	(0.3)%	(1.6)%
Foreign currency translation	(1.2)%	(4.0)%	(1.7)%	—%	(1.8)%
Organic sales growth	4.2%	17.2%	7.0%	11.9%	8.7%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.